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SUBSIDIARIES OF THE REGISTRANT


        The Registrant, Broughton Foods Company, an Ohio Corporation, does business under the corporate trade name "Southern Belle", and under it's corporate name. Its wholly owned subsidiaries are:

     (1)     Somerset Computer Services, a Kentucky corporation.
     (2) LFD Holding Corp. and its wholly owned subsidiary, London's Farm Dairy, Inc., Delaware Corporations.